Exhibit (i)(2)

January 30, 2004

Scudder Advisor Funds III

One South Street

Baltimore, Maryland 21202

Willkie Farr & Gallagher

787 Seventh Avenue

New York, NY 10019

Re:	Scudder PreservationPlus Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Scudder Advisor Funds III, a Massachusetts business trust (the “Trust”) on behalf of its series Scudder PreservationPlus Fund (the “Fund”). You have requested that we deliver this opinion to you in connection with the Trust’s Post-Effective Amendment to be filed on or about January 30, 2004 (the “Amendment”) to its Registration Statement on Form N-1A (as so amended, the “Registration Statement”) with respect to the Funds’ Institutional Class Shares and Investment Class Shares of beneficial interest, par value $.001 per share (collectively, the “Shares”).

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b) Copies, certified by the Secretary of the Commonwealth of Massachusetts, of the Trust’s Declaration of Trust dated February 28, 1992 and each amendment thereto filed with the Secretary of the Commonwealth;

(c) a copy of the Trust’s Establishment and Designation of Series and Classes dated March 26, 1997, establishing the Fund as a series of the Trust and the Institutional Class Shares and the Investment Class Shares, as filed with the Secretary of the Commonwealth of Massacusetts (the “Designation of Series and Classes”); and

Scudder Advisor Funds III

Willkie Farr & Gallagher

January 30, 2004

(c) a certificate executed by an appropriate officer of the Trust, certifying as to, and attaching copies of, the Trust’s Declaration, Designation of Series, By-Laws, and certain resolutions adopted by the Trustees of the Trust authorizing the issuance of an unlimited number of Shares (the “Resolutions”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the due organization or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law or internal substantive rules of law, which any tribunal may apply to such transaction. In addition, to the extent that the Trust’s Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

Scudder Advisor Funds III

Willkie Farr & Gallagher

January 30, 2004

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

The Shares, when issued, sold and paid for in accordance with the Trust’s Declaration of Trust, Designation of Series and Classes and By-Laws, will be legally issued, fully paid and non-assessable, except that, shareholders of the Trust may under certain circumstances be held personally liable for its obligations, assuming (i) that at the time of sale, such Shares are sold at a sales price in each case in excess of the par value of the Shares, and (ii) that the Trust’s Declaration of Trust, Designation of Series and Classes, By-Laws and the Resolutions of the Board referenced in paragraph (d) above have not been amended, modified or withdrawn and are in full force and effect on the date of issuance of such Shares.

This opinion is given as of the date hereof, and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to your reliance on this opinion in connection with your opinion to the Trust with respect to the Shares and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP